UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act

Date of Report (Date of Earliest Event Reported): October 19, 2007

BRIGHTON OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

01-28911	91-1869677
(Commission File No.)	(IRS Employer Identification No.)

 15851 Dallas Parkway Suite 190 Addison TX 75001
(Address of principal executive offices)

(972) 450-5995
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Brighton Oil & Gas, Inc. (the "Company") entered into a Contract of Sale with K & D Equity Investments, Inc. ("K & D") for all right, title and interest to certain oil producing leases comprised of seventeen well oil leases in Throckmorton County, Texas. The Company will issue 50,000,000 shares of its common stock, $.001, in restricted form to K & D for this lease. A copy of the Contract for Sale is attached hereto as Exhibit 10(19).

ITEM 3.02 Unregistered Sales of Equity Securities

The Company acquired all right, title and interest to a seventeen well oil leases in Throckmorton County, Texas from K & D Equity Investments, Inc., a Texas corporation, in exchange for the issuance of 50,000,0000 shares of the Company's common stock in restricted form.

The Company has stopped transfer and/or cancelled 59,545,752 shares of its common stock previously issued to certain shareholders over the past year which the Company believes to have been issued erroneously and without sufficient consideration.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On October 19, 2007, the Company appointed R. Wayne Duke as a director to fill a vacancy on the Board of Directors. With over 25 years MRO industry experience, Mr. Duke is CEO of USMETRICS, INC.  Mr. Duke is also chairman and CEO of Industrial Clearinghouse, one of the largest private clearinghouses for MRO industrial products, and is known as an innovator in the MRO industry.  Prior to Industrial Clearinghouse, Mr. Duke was founder and operating principal of several companies, all related to the MRO industry, which were either sold or merged into larger companies.  Mr. Duke holds a BBA in Finance and a Masters Degree in Business from The University of North Texas.

ITEM 7.01 FD Disclosure

(a) The Company filed a press release on October 19, 2007, which is attached hereto as an exhibit.

(b)  The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10(19)	Contract for Sale by and between Brighton Oil & Gas, Inc. and K &D Equity Investments, Inc.

99(i)*	October19, 2007 Press Release

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHTON OIL & GAS, INC.

By:	/s/ Charles Stidham
Name Charles Stidham
Chief Executive Office

Dated: October 19, 2007